As filed with the Securities and Exchange Commission on October 10, 2013

Registration No. 333-189876

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 4

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CAESARS ACQUISITION COMPANY

(Exact name of registrant as specified in its charter)

DELAWARE	7993	46-2672999
(State or other jurisdiction of Incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

One Caesars Palace Drive

Las Vegas, NV 89109

(702) 407-6000

(Address, including zip code, and telephone number, including area code, of Registrant’s Principal Executive Offices)

Mitch Garber

Chief Executive Officer

Caesars Acquisition Company

One Caesars Palace Drive

Las Vegas, NV 89109

(702) 407-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Monica K. Thurmond, Esq. Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019-6064 (212) 373-3000	William J. Miller, Esq. Cahill Gordon & Reindel LLP 80 Pine Street New York, NY 10005 (212) 701-3000

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☑ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Class A common stock, par value $0.001 per share	$1,182,645,109	$161,309(2)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”). Represents the estimated maximum aggregate gross proceeds from the exercise of the maximum number of subscription rights that may be issued.
(2)	The registrant previously paid $161,225 of this amount in connection with the initial filing of this Registration Statement on July 10, 2013 and previously paid $84 of this amount in connection with the filing of Amendment No. 3 to the Registration Statement on October 4, 2013.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 4 (“Amendment No. 4”) to the Registration Statement on Form S-1 (File No. 333-189876) of Caesars Acquisition Company (the “Registration Statement”) is being filed solely for the purpose of filing certain exhibits as indicated in Part II of this Amendment No. 4. This Amendment No. 4 does not modify any provision of the prospectus that forms a part of the Registration Statement. Accordingly, a preliminary prospectus has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

Set forth below is a table of the registration fee for the Securities and Exchange Commission and estimates of all other expenses to be paid by the registrant in connection with the issuance and distribution of the securities described in the registration statement:

SEC registration fee	$161,309
National securities exchange listing fee	225,000
Printing expenses	700,000
Legal fees and expenses	3,100,000
Accounting fees and expenses	10,700,000
Transfer agent, subscription agent, information agent and registrar fees and expenses	78,000

Total	$14,964,309

Item 14.	Indemnification of Directors and Officers.

Caesars Acquisition Company is incorporated under the laws of Delaware.

Section 145 of the Delaware General Corporation Law (the “DGCL”) permits each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of being or having been in any such capacity, if he acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders of monetary damages for violations of the directors’ fiduciary duty of care, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

The by-laws of the registrant indemnifies to the fullest extent of the law every director and officer against expenses incurred by him if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interest of the corporation.

In addition, several directors and executive officers have entered or intend to enter into separate contractual indemnity arrangements with CAC. These arrangements provide for indemnification and the advancement of expenses to these directors and executive officers in circumstances and subject to limitations substantially similar to those described above.

Item 15.	Recent Sales of Unregistered Securities

None.

Item 16.	Exhibits and Financial Statement Schedules.

(a)    Exhibits

See the Exhibit Index immediately following the signature pages included in this Registration Statement.

(b)    Financial Statement Schedules

Schedules for the years ended December 31, 2012 and 2011, are as follows:

Schedule II—Combined valuation and qualifying accounts.

Schedule I, III, IV, and V are not applicable and have therefore been omitted.

Item 17.	Undertakings.

The undersigned Registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

that, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issues.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Caesars Acquisition Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on the 10th day of October, 2013.

CAESARS ACQUISITION COMPANY

By:	*
Mitch Garber Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

* Mitch Garber	Chief Executive Officer (Principal Executive Officer)	October 10, 2013

/s/ Craig Abrahams Craig Abrahams	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 10, 2013

* Karl Peterson	Director	October 10, 2013

* Marc Rowan	Director	October 10, 2013

* David Sambur	Director	October 10, 2013

*	By:	/s/ Craig Abrahams
	Name:	Craig Abrahams
	Title:	Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Exhibit Description

2.1†+

Asset Purchase Agreement, dated as of December 27, 2012, by and among Delta Two Holdings, LLC, Buffalo Studios LLC, all of the Members of Buffalo Studios LLC listed on the signature pages thereto, the Representative and, solely for purposes of Article X, Caesars Interactive Entertainment, Inc.

3.1+	Certificate of Incorporation of Caesars Acquisition Company (incorporated by reference to the exhibit submitted with the Confidential Draft Registration Statement on Form S-1 submitted on May 10, 2013).

3.2+	Bylaws of Caesars Acquisition Company.

3.3	Form of First Amended and Restated Certificate of Incorporation of Caesars Acquisition Company.

3.4	Form of Amended and Reinstated By-laws of Caesars Acquisition Company.

4.1+	Specimen of Share Certificate of Caesars Acquisition Company.

4.2+	Form of Subscription Rights Certificate.

5.1+	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP as to the validity of the securities being offered.

10.1	Form of Amended and Restated Limited Liability Company Agreement of Caesars Growth Partners, LLC.

10.2	Form of Transaction Agreement among Caesars Acquisition Company, Caesars Growth Partners, LLC, Caesars Entertainment Corporation and Caesars Entertainment Operating Company, Inc.

10.3	Form of Registration Rights Agreement among Caesars Acquisition Company, Caesars Growth Partners, LLC and certain Caesars Entertainment Corporation.

10.4	Form of Management Services Agreement among Caesars Acquisition Company, Caesars Growth Partners, LLC and Caesars Entertainment Operating Company, Inc.

10.5+	Amended and Restated Caesars Interactive Entertainment, Inc. Management Investor Rights Agreement, dated November 22, 2011.

10.6+	Shared Services Agreement, dated as of May 1, 2009, among Caesars Entertainment Corporation, Caesars Interactive Entertainment, Inc. and HIE Holdings, Inc.

10.7+	Cross Marketing and Trademark License Agreement, dated as of September 29, 2011, among Caesars Entertainment Corporation, Caesars Entertainment Operating Company, Inc., certain other licensors party thereto and Caesars Interactive Entertainment, Inc.

10.8+	Form of Tax Matters Agreement between Caesars Entertainment Corporation, Caesars Interactive Entertainment Inc. and all of its direct and indirect subsidiaries.

10.9+	Management Agreement, dated as of February 19, 2010, between PHW Las Vegas LLC and PHW Manager, LLC.

10.10+	Management Agreement, dated as of October 23, 2012, between CBAC Gaming, LLC and Caesars Baltimore Management, LLC.

10.11+	Amended and Restated Loan Agreement, dated as of February 19, 2010, between PHW Las Vegas, LLC and Wells Fargo Bank, N.A. as trustee for the Credit Suisse First Boston Mortgage Securities Corp. Commercial Pass-Through Certificates, Series 2007-TFL2.

10.12+	Second Amended Credit Agreement, dated November 29, 2011, between Caesars Interactive Entertainment, Inc. and Caesars Entertainment Corporation.

Exhibit Number	Exhibit Description

10.13+

Credit Agreement, dated as of July 2, 2013, by and among CBAC Borrower, LLC, the lenders party hereto from time to time, Deutsche Bank AG New York Branch, as administrative agent for the lenders, and Deutsche Bank Trust Company Americas, as collateral agent for the lenders, and other parties party thereto.

10.14	Form of Indemnification Agreement between CAC and its directors and officers.

10.15+

Credit Agreement, dated as of July 2, 2013, by and among CBAC Borrower, LLC, the lenders party thereto from time to time and Wells Fargo Gaming Capital, LLC, as administrative agent and collateral agent.

10.16+	Adoption Agreement, dated as of March 30, 2012, among Rock Gaming Interactive LLC, Caesars Interactive Entertainment, Inc., HIE Holdings, Inc. and Caesars Entertainment Corporation.

10.17†+	Platform Development and Service Agreement, dated as of January 30, 2012, between Fordart Limited and Caesars Interactive Entertainment, Inc.

10.18+	Trademark License Agreement, dated as of September 1, 2011, by and between Caesars Interactive Entertainment, Inc. and Caesars Entertainment Corporation.

10.19+	Trademark Sublicense Agreement, dated as of September 1, 2011, by and between Caesars Tournament, LLC and Caesars Entertainment Corporation.

10.20+	Caesars Interactive Entertainment, Inc. Amended and Restated Management Equity Incentive Plan.

10.21+	Employment Agreement, dated as of January 26, 2009, between Harrah’s Entertainment, Inc. (now Caesars Entertainment Corporation) and Mitch Garber.

10.22+	Employment Agreement, dated as of June 15, 2012, between Caesars Interactive Entertainment, Inc. and Craig Abrahams.

10.23†+	Online Poker Strategic Collaboration Software Licensing and Partial Assignment Agreement, dated as of December 22, 2011, by and between LB Poker SAS and Caesars Interactive Entertainment, Inc.

10.24+	First Amendment to Amended and Restated Caesars Interactive Entertainment, Inc. Management Investor Rights Agreement, dated as of September 28, 2013.

10.25	Form of Registration Rights Agreement between Caesars Entertainment Corporation and Caesars Acquisition Company.

10.26	Form of Irrevocable Proxy among Apollo Hamlet Holdings, LLC, Apollo Hamlet Holdings B, LLC, TPG Hamlet Holdings, LLC, TPG Hamlet Holdings B, LLC, Co-Invest Hamlet Holdings, Series LLC and Co-Invest Hamlet Holdings B, LLC.

10.27	Form of Omnibus Voting Agreement among Apollo Hamlet Holdings, LLC, Apollo Hamlet Holdings B, LLC, TPG Hamlet Holdings, LLC, TPG Hamlet Holdings B, LLC, Co-Invest Hamlet Holdings, Series LLC, Co-Invest Hamlet Holdings B, LLC, Hamlet Holdings LLC, Caesars Entertainment Corporation and Caesars Acquisition Company.

21.1+	List of subsidiaries of CAC.

23.1+	Consent of Deloitte & Touche LLP.

23.2+	Consent of Deloitte & Touche LLP.

23.3+	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 5.1).

23.4+	Consent of Marc Beilinson to being named as a director nominee.

24.1+	Powers of Attorney (included in the Registration Statement filed on July 10, 2013 under “Signatures”).

Exhibit Number	Exhibit Description

99.1+	Form of Instruction for Use of Subscription Rights Certificates.

99.2+	Form of Letter to Stockholders Who Are Record Holders.

99.3+	Form of Letter to Nominee Holders Whose Clients Are Beneficial Holders.

99.4+	Form of Letter to Clients of Nominee Holders.

99.5+	Form of Nominee Holder Certification.

99.6+	Form of Beneficial Owner Election.

†	Confidential treatment requested with respect to portions of this exhibit.
+	Previously filed.